Citigroup Global Markets Holdings Inc.	February 13, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH16026 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

10,000 Contingent Income Auto-Callable Securities Due February 16, 2024

Based on the Performance of the S&P 500® Index

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for monthly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately one month after the issue date. Each of these risks will depend on the performance of the S&P 500® Index (the “underlying index”), as described below. Although you will be exposed to downside risk with respect to the underlying index, you will not participate in any appreciation of the underlying index or receive any dividends paid on the stocks that constitute the underlying index.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$10,000,000
Stated principal amount:	$1,000 per security
Strike date:	February 10, 2023
Pricing date:	February 13, 2023
Issue date:	February 16, 2023
Valuation dates, potential redemption dates and contingent coupon payment dates:	The valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
Valuation dates*	Potential redemption dates*	Contingent coupon payment dates**
March 13, 2023	March 13, 2023	March 16, 2023
April 13, 2023	April 13, 2023	April 18, 2023
May 15, 2023	May 15, 2023	May 18, 2023
June 13, 2023	June 13, 2023	June 16, 2023
July 13, 2023	July 13, 2023	July 18, 2023
August 14, 2023	August 14, 2023	August 17, 2023
September 13, 2023	September 13, 2023	September 18, 2023
October 13, 2023	October 13, 2023	October 18, 2023
November 13, 2023	November 13, 2023	November 16, 2023
December 13, 2023	December 13, 2023	December 18, 2023
January 16, 2024	January 16, 2024	January 19, 2024
February 13, 2024 (the “final valuation date”)	N/A	February 16, 2024 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement. Each potential redemption date is subject to postponement on the same basis as a valuation date.

** If the valuation date (other than the final valuation date) or the potential redemption date immediately preceding any contingent coupon payment date is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date or potential redemption date, as postponed.

Maturity date:	Unless earlier automatically redeemed, February 16, 2024
Contingent coupon:	On each monthly contingent coupon payment date, unless previously automatically redeemed, the securities will pay a contingent coupon equal to 0.9833% of the stated principal amount of the securities (11.80% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the downside threshold level. If the closing level of the underlying index on any valuation date is less than the downside threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing level of the underlying index is less than the downside threshold level on one or more valuation dates and, on a subsequent valuation date, the closing level of the underlying index is greater than or equal to the downside threshold level, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing level of the underlying index is less than the downside threshold level on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪  If the final index level is greater than or equal to the downside threshold level: $1,000 plus the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments)

▪  If the final index level is less than the downside threshold level: $1,000 + [$1,000 × the buffer rate × (the index return + the buffer amount)]

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment (including any previously unpaid contingent coupon payments) at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$0.50(2)	$999.00
$0.50(3)
Total:	$10,000,000.00	$10,000.00	$9,990,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $999.50 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $1.00 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.50 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.50 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-09 dated May 11, 2021	Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing level of the underlying index is greater than or equal to the initial index level, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment (including any previously unpaid contingent coupon payments)
Initial index level:	4,090.46, the closing level of the underlying index on the strike date
Final index level:	The closing level of the underlying index on the final valuation date
Downside threshold level:	3,476.891, 85.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Buffer rate:	The initial index level divided by the downside threshold level, which is approximately 117.647%
Buffer amount:	15.00%
CUSIP / ISIN:	17331CPE1 / US17331CPE11

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Investment Summary

The securities provide an opportunity for investors to earn a monthly contingent coupon payment, which is an amount equal to $9.833 (0.9833% of the stated principal amount) per security, with respect to each monthly valuation date on which the closing level of the underlying index is greater than or equal to 85.00% of the initial index level, which we refer to as the downside threshold level. The monthly contingent coupon payment, if any, will be payable monthly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the monthly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing level of the underlying index is less than the downside threshold level on any valuation date, investors will receive no monthly contingent coupon payment for the related monthly period. If the closing level of the underlying index is less than the downside threshold level on one or more valuation dates and, on a subsequent valuation date, the closing level of the underlying index is greater than or equal to the downside threshold level, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing level of the underlying index is less than the downside threshold level on any valuation date and on each subsequent valuation date thereafter, you will not receive the unpaid contingent coupon payments in respect of those valuation dates. It is possible that the closing level of the underlying index could be below the downside threshold level on all of the valuation dates so that you will receive no monthly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date.

If the closing level of the underlying index is greater than or equal to the initial index level on any potential redemption date (beginning approximately one month after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payments). If the securities have not previously been automatically redeemed and the final index level is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments). However, if the securities have not previously been automatically redeemed and the final index level is less than the downside threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a leveraged basis (and, in addition, will not receive any contingent coupon payment at maturity, including any previously unpaid contingent coupon payments). Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) (the buffer rate) times (c) the sum of the index return plus the buffer amount, which means that the payment at maturity will be less than the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no monthly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying index.

February 2023	PS-2

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a monthly contingent coupon payment equal to 0.9833% of the stated principal amount with respect to each valuation date on which the closing level of the underlying index is greater than or equal to 85.00% of the initial index level, which we refer to as the downside threshold level. The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent coupon payment (including any previously unpaid contingent coupon payments), and the payment at maturity will vary depending on the final index level, as follows:

Scenario 1

On any potential redemption date (beginning approximately one month after the issue date), the closing level of the underlying index is greater than or equal to the initial index level.

■    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent coupon payment with respect to the related potential redemption date (including any previously unpaid contingent coupon payments).

■    Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index level is greater than or equal to the downside threshold level.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent coupon payment due at maturity (including any previously unpaid contingent coupon payments).

■    Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index level is less than the downside threshold level.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the buffer rate times (c) the sum of the index return plus the buffer amount.

■    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

February 2023	PS-3

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a monthly valuation date. The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Monthly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

February 2023	PS-4

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-6.

February 2023	PS-5

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following hypothetical terms, which differ from the actual terms of the securities. For the actual terms, see Key Terms above.

Hypothetical initial index level:	100.00
Hypothetical downside threshold level:	85.00, which is 85.00% of the hypothetical initial index level

In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and the closing level of the underlying index is greater than or equal to the initial index level on one of the potential redemption dates, which begin approximately one month after the issue date. Because the closing level of the underlying index is greater than or equal to the initial index level on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing level of the underlying index on each potential redemption date is less than the initial index level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Level of the Underlying Index	Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Level of the Underlying Index	Contingent Coupon Payment	Early Redemption Payment*
#1	105.00	N/A	$1,009.833	95.00	$9.833	N/A
#2	N/A	N/A	N/A	95.00	$9.833	N/A
#3	N/A	N/A	N/A	90.00	$9.833	N/A
#4	N/A	N/A	N/A	75.00	$0	N/A
#5	N/A	N/A	N/A	70.00	$0	N/A
#6	N/A	N/A	N/A	75.00	$0	N/A
#7	N/A	N/A	N/A	95.00	$39.332	N/A
#8	N/A	N/A	N/A	90.00	$9.833	N/A
#9	N/A	N/A	N/A	95.00	$9.833	N/A
#10	N/A	N/A	N/A	95.00	$9.833	N/A
#11	N/A	N/A	N/A	125.00	—*	$1,009.833
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent coupon payment with respect to the potential redemption date on which the closing level of the underlying index is greater than or equal to the initial index level (together with any previously unpaid contingent coupon payments) and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing level of the underlying index on that potential redemption date is greater than the initial index level. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent coupon payment = $1,000 + $9.833 = $1,009.833

In this example, the automatic early redemption feature limits the term of your investment to approximately one month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons.

In Example 2, as the closing level of the underlying index on the first three valuation dates is greater than the downside threshold level, you receive the monthly contingent coupon payment of $9.833 with respect to each of the first three valuation dates. As the closing level of the underlying index on the fourth through sixth valuation dates is less than the downside threshold level, you would not receive a contingent coupon payment with respect to those valuation dates. However, as the closing level of the underlying index on the seventh valuation date is greater than the downside threshold level, you would receive the monthly contingent coupon payment with respect to the seventh valuation date plus the previously unpaid contingent coupon payment with respect to the fourth through sixth valuation dates. The closing level of the underlying index is greater than the downside threshold level on each of the eighth through tenth valuation dates, and so you would receive a contingent coupon payment with respect to each of those valuation dates, and then following the eleventh valuation date (the last potential redemption date), the closing level of the underlying index is greater than the initial index level, so that the securities would be automatically redeemed and you would receive an automatic early redemption payment of $1,009.833, which includes the contingent coupon payment with respect to the eleventh valuation date.

February 2023	PS-6

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

In this example, the automatic early redemption feature limits the term of your investment to approximately eleven months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupon payments. Further, although the underlying index has appreciated by 25% from the initial index level on the eleventh valuation date, you only receive $1,009.833 per security upon redemption and do not benefit from this appreciation.

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Level of the Underlying Index	Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Level of the Underlying Index	Contingent Coupon Payment	Early Redemption Payment*
#1	75.00	$0	N/A	75.00	$0	N/A
#2	70.00	$0	N/A	70.00	$0	N/A
#3	65.00	$0	N/A	75.00	$0	N/A
#4	60.00	$0	N/A	75.00	$0	N/A
#5	55.00	$0	N/A	70.00	$0	N/A
#6	50.00	$0	N/A	65.00	$0	N/A
#7	40.00	$0	N/A	60.00	$0	N/A
#8	30.00	$0	N/A	55.00	$0	N/A
#9	20.00	$0	N/A	65.00	$0	N/A
#10	25.00	$0	N/A	75.00	$0	N/A
#11	30.00	$0	N/A	75.00	$0	N/A
Final Valuation Date	20.00	$0	N/A	95.00	—*	N/A
Payment at Maturity	$235.29			$1,117.996

* The final monthly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index level.

In Example 3, the closing level of the underlying index remains below the downside threshold level on each valuation date throughout the term of the securities. As a result, you do not receive any contingent coupon payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing level of the underlying index on a leveraged basis. As the final index level is less than the downside threshold level, you would receive a cash payment at maturity calculated as follows:

Payment at maturity = $1,000 + [$1,000 × the buffer rate × (the index return + the buffer amount)]

= $1,000 + [$1,000 × 1.17647 × (-80% + 15%)]

= $1,000 + [$1,000 × 1.17647 × (-65%)]

= $1,000 + -$764.7055

= $235.29

In this example, you would receive significantly less than the stated principal amount of your securities at maturity. Because the final index level is less than its downside threshold level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final index level has declined beyond the buffer amount. You may lose up to all of your investment in the securities.

In Example 4, the closing level of the underlying index is less than the downside threshold level on each of the first eleven valuation dates but is greater than the downside threshold level on the final valuation date. As a result, at maturity you would be repaid the stated principal amount of the securities plus the contingent coupon payment due at maturity, which includes all previously unpaid contingent coupon payments.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

February 2023	PS-7

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities have not been automatically redeemed prior to maturity and the final index level is less than the downside threshold level, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. You should understand that any decline in the final index level beyond the buffer amount will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer amount would offer. The lower the final index level, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial index level, which was set on the strike date, may be higher than the closing level of the underlying index on the pricing date. If the closing level of the underlying index on the pricing date is less than the initial index level that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial index level set on the pricing date.

▪	You will not receive any contingent coupon payment for any valuation date on which the closing level of the underlying index is less than the downside threshold level. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the downside threshold level. If the closing level of the underlying index is less than the downside threshold level on any valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the underlying index is below the downside threshold level on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying index is an important factor affecting these risks. Greater expected volatility of the underlying index as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing level of the underlying index will be less than the downside threshold level on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing level of the underlying index will be less than the initial index level on each potential redemption date, such that the securities will not be automatically redeemed, and the final index level will be less than the downside threshold level, such that you will suffer a substantial loss at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying index. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying index, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately one month after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

February 2023	PS-8

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, the securities will be automatically redeemed if the closing level of the underlying index on that potential redemption date is greater than or equal to the initial index level. Thus, the term of the securities may be limited to as short as approximately one month. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index. You will not participate in any appreciation in the level of the underlying index over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying index over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying index or the stocks that constitute the underlying index over the term of the securities.

▪	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index. Whether the contingent coupon will be paid on any given contingent coupon payment date will be paid) and whether the securities will be automatically redeemed prior to maturity will depend on the closing level of the underlying index solely on the valuation dates and potential redemption dates, respectively, regardless of the closing level of the underlying index on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing level of the underlying index on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing level of the underlying index on a limited number of dates, the securities will be particularly sensitive to volatility in the closing level of the underlying index. You should understand that the levels of the underlying index have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the

February 2023	PS-9

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or stocks included in the index, or engaging in transactions in them, and any such action could adversely affect the value of stocks included in the index. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index over the term of the securities or in instruments related to the underlying index or such stocks over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These

February 2023	PS-10

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2023	PS-11

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the underlying index on February 13, 2023 was 4,137.29.

The graph below shows the closing level of the underlying index for each day such level was available from January 2, 2013 to February 13, 2023. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2013 to February 13, 2023

* The red line indicates the downside threshold level of 3,476.891, which is equal to 85.00% of the initial index level.

February 2023	PS-12

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be short-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

February 2023	PS-13

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $1.00 for each $1,000.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.50 for each $1,000.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.50 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee

February 2023	PS-14

Citigroup Global Markets Holdings Inc.
10,000 Contingent Income Auto-Callable Securities Due February 16, 2024 Based on the Performance of the S&P 500® Index Principal at Risk Securities

respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2023	PS-15